EXHIBIT 99.1

Contact:	Geoffrey Buscher SBG Investor Relations 508-532-1790 ir@xerium.com

XERIUM TECHNOLOGIES REPORTS SECOND QUARTER RESULTS

YOUNGSVILLE, N.C., August 6, 2008 – Xerium Technologies, Inc. (NYSE: XRM), a leading global manufacturer of clothing and roll covers used primarily in the paper production process, today reported results for its second quarter ended June 30, 2008.

“The transformation that we began in early 2008 is starting to show results,” said Stephen Light, President, Chief Executive Officer and Chairman. “While the market continues to remain challenging, we believe we have improved our ability to compete effectively. We anticipate that most of the hard work to restructure certain operations and execute an amended credit agreement is now largely behind us. We’ve begun to reduce working capital as Xerium’s employees remain focused on delivering the results we expect in our new business plan and paying down our debt.”

SECOND QUARTER FINANCIAL HIGHLIGHTS

For the second quarter 2008, compared to the second quarter 2007:

•

Net sales for the 2008 quarter were $170.4 million, a 10.9% increase from net sales for the 2007 quarter of $153.7 million. Excluding the currency effects shown in the table below, second quarter 2008 net sales increased 2.8% from the second quarter of 2007, with a decline of 1.8% and an increase of 12.2% in the clothing and roll covers segments, respectively.

•

Gross margins were $68.8 million or 40.4% of net sales for the 2008 quarter, compared to $64.2 million or 41.8% of net sales for the 2007 quarter. Meanwhile, the Company believes it is now beginning to get initial traction on its cost reduction initiatives to offset the negative effects of pricing, currency, and cost inflation.

•

Income from operations declined by 25.9% to $17.7 million for the 2008 quarter from $23.9 million for the 2007 quarter. During the second quarter of 2008, the Company expensed approximately $5.2 million to general and administrative expenses in connection with the amendments to its credit facility. In addition, for the second quarter of 2008, restructuring and impairment expenses increased by $1.5 million to $2.7 million from to $1.2 million in the second quarter of 2007.

•

Net income increased 83.1% to $14.1 million or $0.31 per diluted share for the 2008 quarter, compared to net income of $7.7 million or $0.17 per diluted share for the 2007 quarter. The increase in net income was largely due to a $13.7 million pre-tax, non-cash credit to interest expense reflecting the mark-to-market increase in the fair value of the Company’s interest rate swaps (compared to a $0.1 million such credit in the second quarter of 2007). Net income was negatively affected by the $5.2 million pre-tax expense previously noted in connection with amendments to the credit facility.

•

Net cash generated by operating activities was $11.2 million for the 2008 quarter, which compares to $14.8 million for the 2007 quarter. Cash provided by operating activities was decreased by approximately $4.4 million related to amendment costs in the second quarter of 2008. The Company has reduced working capital from 30% of revenues in the year-ago quarter to 27%.

•

Adjusted EBITDA (as defined in the Company’s amended credit facility) was $50.2 million for the 2008 quarter, compared to $38.2 million for the 2007 quarter. See “EBITDA and Adjusted EBITDA Reconciliation” below.

•

In order to improve performance, the Company continues to target a reduction in days of receivables and increases in inventory turns and days of payables outstanding. During the 2008 quarter, as compared with the 2007 quarter, the Company reported that accounts receivables, as measured as a ratio of days of receivables, improved from 63 days to 59 days, inventory turns improved to 3.4 versus 3.2 and days of payables improved to 41 days versus 35 days.

•	Cash on hand at June 30, 2008 was $25.4 million, compared to cash on hand at March 31, 2008 of $31.0 million. Cash on hand at June 30, 2007 was $24.7 million.

•	During the 2008 quarter, Xerium made senior debt principal repayments of $2.3 million. During the six months ended June 30, 2008, the Company made senior debt repayments of $13.5 million.

•

Capital expenditures during the 2008 quarter were $8.8 million, compared to $7.3 million during the 2007 quarter. As previously disclosed, the Company has slowed the pace of planned capital expenditures for its Vietnam facility and does not expect to begin production until 2009. The Company expects that capital expenditures will be in a range of approximately $38 to $44 million in 2008, and that capital expenditures in 2009 will be lower than those for 2008.

OTHER HIGHLIGHTS

•

As announced on May 30, the Company secured a fifth amendment to its existing $700 million senior credit facility, which requires that the Company comply with revised operating controls and financial covenants. The term loan portion of the credit facility matures in 2012 and the revolving credit portion matures in 2011, which is unchanged in the credit facility amendment.

•

On August 4, 2008, the Company’s independent registered public accounting firm, Ernst & Young LLP, removed the going concern explanatory paragraph from its audit report on the Company’s financial statements as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007.

SEGMENT INFORMATION

The following table presents net sales for the second quarter of 2008 and 2007 by segment and the effect of currency on pricing and translation on second quarter 2008 net sales:

(in millions):

	Net Sales Three Months Ended June 30,		Increase in net sales from Q2 2007 to Q2 2008	Increase in Q2 2008 net sales due to currency translation*	Percent increase (decrease) in net sales from Q2 2007 to Q2 2008		**Change in Q2 2008 net sales due to currency effects on pricing	Percent increase (decrease) in net sales from Q2 2007 to Q2 2008 excluding effect of currency on pricing and translation
	2008	2007			Total	Excluding currency translation effect
Clothing	$109.3	$102.9	$6.4	$11.3	6.2%	(4.8)%	$(3.0)	(1.8)%
Roll Covers	61.1	50.8	10.3	4.1	20.3%	12.2%	—	12.2%
Total	$170.4	$153.7	$16.7	$15.4	10.9%	0.8%	$(3.0)	2.8%

*	Increase in second quarter 2008 net sales due to currency translation is calculated by subtracting (i) an amount equal to net sales for the second quarter of 2007 from (ii) net sales for the second quarter of 2007 at the applicable average foreign currency exchange rate for the second quarter of 2008.
**	Change in the second quarter 2008 net sales due to currency effect on pricing relates to sales prices indexed in U.S. Dollars by certain non-U.S. operations and is calculated based on the difference in the exchange rate from the time of pricing commitment to the customer and the point at which the sale transaction is recorded.

CLOTHING SEGMENT HIGHLIGHTS

•

Clothing segment sales during the second quarter of 2008 increased $6.4 million, or 6.2%, to $109.3 million, from $102.9 million in the year-ago quarter, primarily from the favorable currency effects of $8.3 million and increased sales in Asia-Pacific, partially offset by decreased sales in North America and Europe. Net sales excluding the effects of currency decreased approximately 1.8%.

•	Overall pricing levels in the clothing segment decreased approximately 1% during the 2008 quarter, compared to the prior-year period.

•	Clothing segment earnings for the quarter increased 6.1% to $27.9 million for the 2008 quarter, compared to the prior-year quarter.

ROLL COVERS SEGMENT HIGHLIGHTS

•

Roll covers segment sales during the 2008 quarter increased $10.3 million, or 20.3%, to $61.1 million from $50.8 million in the 2007 quarter, due to $4.1 million of favorable currency effects on non-U.S. Dollar sales and increased sales in Europe, North America and Asia-Pacific.

•	Overall pricing levels in the roll covers segment decreased by less than 1% in the 2008 quarter, compared to the prior year period.

•	Roll covers segment earnings for the quarter increased 9.2% to $15.5 million for the 2008 quarter, compared to the prior-year quarter.

CONFERENCE CALL

The Company plans to hold a conference call to discuss these results tomorrow morning:

Date:	Thursday, August 7, 2008
Start Time:	8:00 a.m. EDT
Domestic Dial-In:	+1-800-706-7741
International Dial-In:	+1-617-614-3471
Passcode:	32137232

To participate on the call, please dial in at least 10 minutes prior to the scheduled start.

NON-GAAP FINANCIAL MEASURES

Adjusted EBITDA and EBITDA are not measures of performance under generally accepted accounting principles (“GAAP”); they are non-GAAP financial measures. Xerium Technologies uses these measures as supplementary non-GAAP financial measures to assist in evaluating liquidity and financial performance, specifically in evaluating the Company’s ability to service indebtedness and to fund ongoing capital expenditures. Xerium Technologies’ credit facility includes covenants based upon Adjusted EBITDA. If Adjusted EBITDA declines below certain levels, the Company could go into default under the credit facility or be required to prepay the credit facility. Neither Adjusted EBITDA nor EBITDA should be considered in isolation or as a substitute for net cash provided by operating activities (as determined in accordance with GAAP) or income from operations (as determined in accordance with GAAP). For additional information regarding Adjusted EBITDA and EBITDA, and a reconciliation of such measures to the most comparable financial measures under GAAP, please see below. The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents to be filed with the Securities and Exchange Commission.

About Xerium Technologies

Xerium Technologies, Inc. (NYSE: XRM) is a leading global manufacturer and supplier of two types of consumable products used primarily in the production of paper: clothing and roll covers. The Company, which operates around the world under a variety of brand names, utilizes a broad portfolio of patented and proprietary technologies to provide customers with tailored solutions and products integral to production, all designed to optimize performance and reduce operational costs. With 35 manufacturing facilities in 15 countries around the world, Xerium has approximately 3,700 employees.

FORWARD-LOOKING STATEMENTS

This press contains forward-looking statements. These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties, and other factors that may cause actual results, levels of activity, performance, or achievements to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. In some cases, forward-looking statements can be identified by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these terms or other comparable terminology. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties, and other factors that are, in some cases, beyond our control and that could materially affect actual results, levels of activity, performance, or achievements. Factors that could materially affect our actual results, levels of activity, performance or achievements include the following items: (i) our revenues and profitability could be adversely affected by fluctuations in currency exchange rates; (ii) our profitability would be reduced by a decline in the prices of our products; (iii) our profitability could be adversely affected by fluctuations in interest rates; (iv) we may not be able to develop and market new products successfully or we may not be successful in competing against new technologies developed by competitors; (v) our credit facility contains restrictive covenants, including covenants requiring compliance with minimum interest coverage and fixed charge coverage ratios and maximum leverage ratios, that will require us to improve our performance over time in order to comply therewith; (vi) we may have insufficient cash to fund growth and unexpected cash needs after satisfying our debt service obligations due to our high degree of leverage and significant debt service obligations; (vii) we are subject to the risk of weaker economic conditions, including without limitation those affecting the paper industry, in the locations around the world where we conduct business, including current turmoil in the credit markets; (viii) we may be required to incur significant costs to reorganize our operations in response to market changes in the paper industry; (ix) we are subject to the risk of terrorist attacks or an outbreak or escalation of any insurrection or armed conflict involving the United States or any other country in which we conduct business, or any other national or international calamity; (x) we are subject to any future changes in government regulation; (xi) we are subject to any changes in U.S. or foreign government policies, laws and practices regarding the repatriation of funds or taxes and (xii) those other risks described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the period ended December 31, 2007 filed with the Securities and Exchange Commission and subsequent SEC filings. If any of these risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may vary significantly from what we projected. Any forward-looking statement in this press release reflects our current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to our operations, results of operations, growth strategy, and liquidity. We assume no obligation to publicly update or revise these forward-looking statements for any reason, whether as a result of new information, future events, or otherwise.

Financial Tables Follow

Xerium Technologies, Inc.

Condensed Consolidated Balance Sheets—(Unaudited)

(dollars in thousands, except per share data)

	June 30, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$25,388	$24,218
Accounts receivable (net of allowance for doubtful accounts of $4,767 at June 30, 2008 and $5,367 at December 31, 2007)	110,126	113,256
Inventories	118,328	113,136
Prepaid expenses	9,683	6,287
Other current assets	20,908	29,441

Total current assets	284,433	286,338
Property and equipment, net	440,216	421,470
Goodwill	164,637	159,892
Intangible assets	36,778	17,381
Other assets	6,492	6,360

Total assets	$932,556	$891,441

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Notes payable	$1,963	$1,676
Accounts payable	46,102	44,842
Accrued expenses	75,742	61,070
Current maturities of long-term debt	17,970	19,253
Long-term debt classified as current	—	641,179

Total current liabilities	141,777	768,020
Long-term debt, net of current maturities and long-term debt classified as current	650,267	4,693
Deferred and long-term taxes	21,327	23,114
Pension, other postretirement and postemployment obligations	92,460	90,749
Other long-term liabilities	6,030	5,917
Commitments and contingencies
Stockholders’ equity (deficit)
Preferred stock, $0.01 par value, 1,000,000 shares authorized; no shares outstanding as of June 30, 2008 and December 31, 2007	—	—
Common stock, $0.01 par value, 150,000,000 shares authorized; 46,159,428 and 46,028,003 shares outstanding as of June 30, 2008 and December 31, 2007, respectively	462	460
Paid-in capital	216,408	216,360
Accumulated deficit	(236,102)	(245,511)
Accumulated other comprehensive income	39,927	27,639

Total stockholders’ equity (deficit)	20,695	(1,052)

Total liabilities and stockholders’ equity (deficit)	$932,556	$891,441

Xerium Technologies, Inc.

Condensed Consolidated Income Statements—(Unaudited)

(dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
Net sales	$170,393	$153,660	$329,380	$297,618
Costs and expenses:
Cost of products sold	101,595	89,482	197,250	172,662
Selling	21,847	19,938	42,312	39,391
General and administrative	23,367	16,433	42,057	34,046
Restructuring and impairments	2,718	1,220	3,250	5,353
Research and development	3,196	2,707	6,199	5,261

	152,723	129,780	291,068	256,713

Income from operations	17,670	23,880	38,312	40,905
Interest expense	(1,135)	(11,403)	(26,550)	(23,837)
Interest income	369	248	563	495
Foreign exchange gain (loss)	(875)	(443)	2,634	(839)

Income before provision for income taxes	16,029	12,282	14,959	16,724
Provision for income taxes	1,911	4,604	5,550	6,005

Net income	$14,118	$7,678	$9,409	$10,719

Net income per share:
Basic	$0.31	$0.17	$0.20	$0.24

Diluted	$0.31	$0.17	$0.20	$0.24

Shares used in computing net income per share:
Basic	46,121,323	44,529,632	46,084,995	44,222,766

Diluted	46,211,012	44,624,036	46,189,813	44,345,551

Cash dividends per common share:	$—	$0.1125	$—	$0.3375

Xerium Technologies, Inc.

Condensed Consolidated Statements of Cash Flows—(Unaudited)

(dollars in thousands)

	Six Months Ended June 30,
	2008	2007
Operating activities
Net income	$9,409	$10,719
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	274	1,195
Depreciation	22,152	20,005
Amortization of intangibles	1,807	2,224
Deferred financing cost amortization	2,344	1,818
Unrealized foreign exchange gain on revaluation of debt	(1,476)	(1)
Deferred taxes	(3,012)	5,780
Asset impairment	67	389
Gain on disposition of property and equipment	(269)	(1,145)
Change in fair value of interest rate swaps	(1,548)	1,494
Change in assets and liabilities which provided (used) cash:
Accounts receivable	7,571	7,049
Inventories	859	(5,494)
Prepaid expenses	(2,891)	(3,087)
Other current assets	(4,722)	886
Accounts payable and accrued expenses	11,459	(12,663)
Deferred and other long-term liabilities	(1,012)	910

Net cash provided by operating activities	41,012	30,079

Investing activities
Capital expenditures, gross	(20,886)	(14,415)
Proceeds from disposals of property and equipment	1,033	2,710
Proceeds from (payment for) acquisition, net of cash acquired	144	(511)
Other	—	(4)

Net cash used in investing activities	(19,709)	(12,220)

Financing activities
Net increase in borrowings (maturities of 90 days or less)	168	429
Proceeds from borrowings (maturities longer than 90 days)	349	3,843
Principal payments on debt	(13,500)	(7,413)
Cash dividends on common stock	—	(7,065)
Other	(8,744)	(1,787)

Net cash used in financing activities	(21,727)	(11,993)
Effect of exchange rate changes on cash flows	1,594	2,045

Net increase in cash	1,170	7,911
Cash and cash equivalents at beginning of period	24,218	16,816

Cash and cash equivalents at end of period	$25,388	$24,727

Supplemental schedule of noncash investing and financing activities:
Common stock issued in lieu of cash dividends pursuant to the Dividend Reinvestment Plan	$—	$7,800

EBITDA is defined as net income (loss) before interest expense, income tax provision (benefit) and depreciation and amortization. Adjusted EBITDA is defined in our credit facility and is EBITDA plus (i) , restructuring or related impairment costs (not to exceed $12.0 million in the aggregate for 2007 and $5.0 million in the aggregate in each year thereafter, (ii) reserves for inventory in connection with plant closings, (iii) stock-based and other non-cash compensation charges, charges from forgiveness of loans made to employees in connection with the purchase of equity and any tax gross-up payments made in respect of such loan forgiveness in connection with or prior to the completion of our initial public offering, (iv) certain transaction costs, including costs incurred in connection with our initial public offering and the related debt financing, the legal reorganization of Brazilian subsidiaries and the preparation and closing of the existing credit agreement, (v) consolidated amendment/termination costs, which consist of costs incurred in connection with the consummation of the fourth and fifth amendments to the senior credit facility and the termination of the employment contract of the former Chief Executive Officer and transition to the new Chief Executive Officer, not to exceed $8.0 million in the aggregate, (vi) costs associated with payments to management prior to the completion of our initial public offering in connection with the termination of incentive plans, (vii) non-cash charges resulting from the application of purchase accounting, (viii) non-cash expenses resulting from the granting of stock options, restricted stock or restricted stock unit awards under equity compensation programs solely with respect to our common stock and (ix) expenses incurred not exceeding $7 million per year as a result of the repurchase, redemption or retention of our own common stock earned under equity compensation programs solely in order to make withholding tax payments. For certain historical periods, the amended credit agreement specified Adjusted EBITDA is $35,610, $36,514 and $38,431 for the quarters ended March 31, 2008, December 31, 2007 and September 30, 2007, respectively. For the quarter ended March 31, 2008, the amount reflects an increase of $800 over the originally disclosed amount in the first quarter of 2008 related to the transition to the new Chief Executive Officer. Adjusted EBITDA, as defined in the credit facility and calculated below, may not be comparable to similarly titled measurements used by other companies. The following table provides reconciliation from net cash provided by operating activities, which is the most directly comparable GAAP financial measure, to EBITDA and Adjusted EBITDA.

	Three Months Ended June 30,
(in thousands)	2008	2007
Net cash provided by operating activities	$11,238	$14,825
Interest expense, net	766	11,155
Net change in operating assets and liabilities	240	11,234
Income tax provision	1,911	4,604
Stock-based compensation	197	(660)
Deferred financing cost amortization	(1,249)	(900)
Deferred taxes	2,251	(6,903)
Asset impairment	(67)	—
Gain on disposition of property and equipment	269	1,223
Unrealized foreign exchange gain on indebtedness, net	(509)	20
Change in fair value of interest rate swaps	13,704	69

EBITDA	28,751	34,667
Unrealized foreign exchange gain on indebtedness, net (D)	—	(20)
Amendment/termination costs (F)	5,198	—
Change in fair value of interest rate swaps (E)	13,704	—
Restructuring expenses	2,651	1,220
Non-cash impairment charges (A)	67	—
Growth program costs (B)	—	1,587
Inventory write-offs under restructuring programs	—	80
Non-cash compensation and related expenses	(197)	660
Non-recurring expenses resulting from cost reduction programs (C)	—	34

Adjusted EBITDA	$50,174	$38,228

	Six Months Ended June 30,
(in thousands)	2008	2007
Net cash provided by operating activities	$41,012	$30,079
Interest expense, net	25,987	23,342
Net change in operating assets and liabilities	(11,264)	12,399
Income tax provision	5,550	6,005
Stock-based compensation	(274)	(1,195)
Deferred financing cost amortization	(2,344)	(1,818)
Deferred taxes	3,012	(5,780)
Asset impairment	(67)	(389)
Gain on disposition of property and equipment	269	1,145
Unrealized foreign exchange gain on indebtedness, net	1,476	1
Change in fair value of interest rate swaps	1,548	(1,494)

EBITDA	64,905	62,295
Unrealized foreign exchange gain on indebtedness, net (D)	(1,985)	(1)
Amendment/termination costs (F)	5,998	—
Change in fair value of interest rate swaps (E)	13,704	—
Change in fair value of other derivatives	(2,126)	—
Restructuring expenses	3,183	4,964
Non-cash impairment charges (A)	67	389
Growth program costs (B)	1,764	2,204
Inventory write-offs under restructuring programs	—	94
Non-cash compensation and related expenses	274	1,195
Non-recurring expenses resulting from cost reduction programs (C)	—	(68)

Adjusted EBITDA	$85,784	$71,072

(A)	In accordance with the definition of Adjusted EBITDA in our credit facility, non-cash impairment charges resulting from application of Statement of Financial Accounting Standards Nos. 142 and 144 have been added back to Adjusted EBITDA.
(B)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 30, 2008, growth program costs are not added back to Adjusted EBITDA for periods beginning after the quarter ended March 31, 2008. Prior to that period, growth programs were added back to Adjusted EBITDA based upon the credit facility agreement as in effect at that time. Growth programs were those intended to increase productivity and economic efficiency or the market share capacity of the Company, reduce cost structure, improve equipment utilization or provide additional regional capacity to better serve growth markets. These growth program costs for the six months ended June 30, 2008 and for the three and six months ended June 30, 2007 included expenses incurred for our lean manufacturing initiatives, expansion into Vietnam and other growth programs.
(C)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 30, 2008, non-recurring expenses resulting from cost reduction programs are not added back to Adjusted EBITDA for periods beginning after the quarter ended March 31, 2008. Prior to that period, cost reduction programs were added back to Adjusted EBITDA based upon the credit facility agreement as in effect at that time and were comprised of the following:

(in thousands)	Three Months Ended June 30, 2008		Three Months Ended June 30, 2007	Six Months Ended June 30, 2008	Six Months Ended June 30, 2007
Environmental charges in connection with facilities closures pursuant to cost reduction programs (1)	$	n/a	$—	$—	$(200)
Certain operating costs incurred in connection with the transition of production operations from closed facilities to other facilities (2)		n/a	34	—	132

Total	$	n/a	$34	$—	$(68)

(1)	For the six months ended June 30, 2007, reflects the reversal of amounts accrued in prior periods.
(2)	For the three and six months ended June 30, 2007, the amount includes added operating costs related to facility closures in Italy.

(D)	In accordance with the definition of Adjusted EBITDA in our credit facility, as amended on May 30, 2008, unrealized foreign exchange gains and losses on indebtedness are not added back to Adjusted EBITDA for periods beginning after the quarter ended March 31, 2008. Prior to that period, such gains and losses are added back to Adjusted EBITDA based upon the credit facility as in effect at that time.
(E)	In accordance with the definition of Adjusted EBITDA in our credit facility agreement, as amended on May 30, 2008, interest expense added back to calculate Adjusted EBITDA excludes, for periods beginning after the quarter ended March 31, 2008, the effect of any non-cash gains and losses resulting from the marking to market of hedging obligations that has been charged to interest expense. Had this amended definition been in place for all periods presented, Adjusted EBITDA would have been $12.2 million lower for the three and six months ended June 30, 2008, respectively and $1.5 million lower for the six months ended June 30, 2007. Impact to the three months ended June 30, 2007 would have been immaterial.
(F)	For the three and six months ended June 30, 2008, amendment/termination costs include $5,198 of costs incurred in connection with the consummation of the fourth and fifth amendments to the credit facility and for the six months ended June 30, 2008, these costs include an $800 increase to Adjusted EBITDA for the first quarter of 2008, in accordance with the agreement with our lenders.